Exhibit B









                               STOCK PURCHASE AGREEMENT


                                    BY AND BETWEEN


                              ITC HOLDING COMPANY, INC.

                                     AS "SELLER"


                                         AND


                               THE SOUTHERN DEVELOPMENT
                              AND INVESTMENT GROUP, INC.

                                    AS "PURCHASER"







                                 September ___, 1995

                               STOCK PURCHASE AGREEMENT



               THIS STOCK PURCHASE AGREEMENT (this "Agreement"), made and entered into this ____ day of September, 1995, by and between ITC HOLDING COMPANY, INC., a Delaware corporation ("Seller"), and THE SOUTHERN DEVELOPMENT AND INVESTMENT GROUP, INC., a Georgia corporation ("Purchaser");


                                 W I T N E S S E T H:


               WHEREAS, Seller desires to issue and sell to Purchaser, and Purchaser desires to buy from Seller, Two Hundred Fifty Thousand (250,000) shares (the "Shares") of Seller's common stock, $0.01 par value, on the terms and conditions set forth herein;

               NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:


                                      ARTICLE I

                             ISSUANCE AND SALE OF SHARES

               1.1 Purchase and Sale of Shares of Seller. On the terms and subject to the conditions set forth herein, at the Closing (as hereinafter defined), Purchaser agrees to purchase, accept and acquire the Shares from Seller, and Seller agrees to issue, sell, transfer, convey, assign and deliver the Shares to Purchaser.

               1.2 Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be an amount equal to Six Million One Hundred Ninety-Five Thousand Dollars ($6,195,000), payable in cash at the Closing. In the event that, despite Purchaser's compliance with the provisions of Section 5.1 hereof, Purchaser has not obtained the approval of the "Commission" (as hereinafter defined) on or before the end of the 120 day period commencing on the date hereof, then the Purchase Price shall bear interest at the rate of 8.75% per annum beginning on the expiration of such 120 day period through the Closing Date.

                                      ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller hereby represents, warrants, covenants and agrees with and to Purchaser as follows:

               2.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and except as set forth in Schedule 2.1, is duly qualified and in good standing in every state of the United States in which the nature of its business requires it to be so qualified.

               2.2 Subsidiaries. Schedule 2.2 sets forth a true, correct and complete list of every Person (as hereinafter defined) in which Seller holds (beneficially or of record) any Material Interest (as hereinafter defined). There are no outstanding contractual obligations of Seller to acquire any direct or indirect Material Interest in any Person or provide any type of financing or guarantee any obligations in excess of $500,000 of any Person, including any Person in which Seller holds a Material Interest. For purposes of this Agreement, the term "Material Interest" shall mean any equity or other ownership interest that has a market value (excluding any discounts that may otherwise be applied by virtue of the limited liquidity or minority position of such interest) on the date hereof in excess of $1,000,000, and the term "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, business enterprise, proprietorship, joint stock company, business trust and any other association or entity.

               2.3 Power and Authority. The Board of Directors of Seller has duly authorized the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder. Seller has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

               2.4 No Violation. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any court or administrative order or process to which Seller is subject, (b) violate any order, judgment or decree applicable to Seller, or (c) conflict with, or result in a breach of or constitute a default under, or cause the termination of, any term or condition of the Certificate of Incorporation or Bylaws of Seller or any court order, contract, agreement, commitment, plan, document or other instrument to which Seller is a party or by which its properties may be bound.

               2.5 Authorized and Outstanding Stock. The authorized capital stock of Seller consists of 10,000,000 shares of common stock, all of one class, having a par value of $0.01 par value per share, of which 7,162,066.85 shares are issued and outstanding as of September 8, 1995. Seller has reserved 1,250,000 shares of its Common Stock for issuance upon exercise of stock options. All of such issued and outstanding shares of capital stock are validly issued, fully paid and nonassessable, free of all preemptive or similar rights. Except as set forth on
          Schedule 2.5, Seller does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, commitments or agreements requiring Seller to issue, or entitling any person or entity to acquire any, additional shares of capital stock or any other equity security, including any right of conversion or exchange under any outstanding security or other instrument, and Seller is not obligated to issue any shares of its capital stock for any purpose or to purchase, redeem or otherwise acquire any shares of its capital stock. Except as set forth on Schedule 2.5, no shareholder of Seller is entitled to any preemptive rights, rights of first refusal or similar rights. Seller will not, as of the Closing Date, be under any obligation to register any of its outstanding securities under the Federal Act (as hereinafter defined).

               2.6 Ownership of the Shares. Upon consummation of the Closing, the Shares to be issued to Purchaser shall be duly authorized, validly issued, fully paid and non-assessable, and Seller shall transfer the Shares to Purchaser free and clear of any liens, restrictions, claims, equities, options, charges, rights of first refusal, encumbrances, preemptive or similar rights, or other restrictions whatsoever.

               2.7 Financial Statements; Materials. Schedule 2.7 sets forth (a) audited consolidated balance sheets of Seller and its subsidiaries as of December 31, 1994, December 31, 1993 and December 31, 1992 and the related consolidated statements of income, stockholders' investment and cash flows for the years then ended (the "Financial Statements"); and (b) the unaudited consolidated balance sheet of Seller and its subsidiaries as of June 30, 1995 and the related, unaudited consolidated statements of income, stockholders' investment and cash flow for the six month period then ended (the "Interim Financial Statements"). The Financial Statements have been prepared from the books and records of Seller in accordance with generally accepted accounting principles ("GAAP"), consistently applied. The Financial Statements and the Interim Financial Statements fairly present the financial position of Seller and its subsidiaries as of the periods indicated and the results of their operations and cash flows for the respective periods set forth herein. In addition, Seller has prepared and delivered to Purchaser certain materials contained in a brochure entitled "Southern Company/ITC Meeting, June 27, 1995" (the "Materials"). The Materials were prepared in good faith on estimates, information and assumptions which are reasonable and fair in light of current conditions, except as set forth on Schedule 2.7 hereunder.

               2.8  No Undisclosed Liabilities.  Except as set forth on
          Schedule 2.8 hereto, Seller does not have any liabilities or obligations of any nature except as reflected or set forth on the Financial Statements or the Interim Financial Statements, other than liabilities or obligations arising in the ordinary course of business since June 30, 1995. Except as set forth on Schedule
          2.8 hereto, Seller knows of no reasonable basis for the assertion against Seller of any liability or obligation material to the business or financial condition of Seller not fully reserved against or reflected in the Financial Statements, other than liabilities and obligations arising in the ordinary course of business since June 30, 1995.

               2.9 Compliance with Laws. Except as set forth on Schedule 2.9, Seller is in compliance with all federal and state laws and regulations applicable to Seller (including, without limitation, those relating to occupational safety), except where the failure to be so in compliance would not have a material adverse effect on the business or financial condition of Seller.

               2.10 Compliance with FCC Requirements. Seller, its physical facilities, electrical and mechanical systems and transmitting equipment are being and have been operated in all material respects in accordance with the specifications of the applicable Licenses (as hereinafter defined) and with each document submitted in support of such Licenses, and Seller is in full compliance in all material respects with all requirements, policies, rules and regulations of the FCC (as hereinafter defined), except in each case where the failure to be so in compliance would not have a material adverse effect on the business or financial condition of Seller. There is not currently pending or, to the knowledge of Seller, threatened, any proceeding, complaint or investigation before the FCC relating to Seller. For purposes of this Agreement, "FCC" shall mean the Federal Communications Commission and "Licenses" shall mean those permits, licenses, franchises and other authorizations necessary for Seller to conduct its business as it is presently being conducted.

               2.11 Environmental Matters.

                    (a) Except as set forth on Schedule 2.11(a) hereto, Seller has obtained all Licenses which are required with respect to the operation of its business under federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (the "Environmental Laws").

                    (b) Except as set forth on Schedule 2.11(b), Seller is in compliance in all material respects with all terms and conditions of the required Licenses and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                    (c) Except as set forth on Schedule 2.11(c), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Seller, threatened against Seller relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.


                    (d) Except as set forth on Schedule 2.11(d), there are no past or present (or, to the knowledge of Seller, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which are reasonably likely to interfere with or prevent Seller's compliance or continued compliance with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which are reasonably likely to give rise to any common law or legal liability of Seller under Environmental Laws, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state or local laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by Seller of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.

                    (e) The operation of Seller's business does not exceed the permissible levels of exposure to RF radiation specified in the FCC's current or, to the knowledge of Seller,

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






               proposed rules, regulations and policies concerning RF radiation.

               2.12 Property. Seller has good, valid, and marketable title to all of its properties and assets, real, personal and mixed, tangible and intangible, which individually or in the aggregate have a market value in excess of $1,000,000.

               2.13 Intangible Assets. Seller has good and marketable title to, or holds adequate licenses or otherwise possesses all such rights as are necessary to use all trademarks, service marks, trade names, copyrights and patents and applications therefor, used or proposed to be used, in or necessary for the conduct of its business as now conducted or proposed to be conducted (the "Intangible Assets"). No proceedings have been instituted, are pending, or to the knowledge of Seller, are threatened that (i) challenge the validity of the ownership or use by Seller of the Intangible Assets, or (ii) allege that Seller has misused the trade secrets or other industrial or intellectual property rights of others or that the inventions, patents, patent applications, trademarks, service marks, trademark or service mark applications, trademark or service mark registrations, trade names or copyrights and related rights, as used in Seller's business, infringe upon or otherwise violate the rights of others.

               2.14 Litigation. Except as set forth on Schedule 2.14 hereto, there are no actions, suits or administrative or arbitration or other proceedings pending or, to the knowledge of Seller, threatened, against Seller or any of the Subsidiaries.

               2.15 Employee Arrangements. Seller shall provide to Purchaser, upon written request by Purchaser prior to the Closing, true, correct and complete copies of all written pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement or agreement, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plans or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), currently maintained by, sponsored in whole or in part by, or contributed to by Seller or any subsidiary or affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries with respect to Seller and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries with respect to Seller are eligible to participate (collectively, the "Benefit Plans"). Except as set forth on Schedule 2.15, Seller has no unfunded liability with respect to any Benefit Plans.

               2.16 Contracts and Commitments; Insurance.

                    (a) Schedule 2.16 sets forth a true and complete list of all contracts to which Seller is a party that (i) continue for a period of more than one year from the date hereof and cannot be terminated on one month's or less notice, without penalty, or (ii) require payments from Seller after the date hereof, in the aggregate, in excess of $500,000.00. To the knowledge of Seller, Seller is not in default (and no condition or state of facts exists which, with notice or lapse of time or both, would constitute such a default) under any contract required to be listed on
               Schedule 2.16.

                    (b) Seller currently has in effect policies of insurance adequately insuring Seller, its business, properties and assets. Such levels of insurance are consistent with levels customarily carried by similarly situated companies.

               2.17 Required Consents and Approvals. Except for the consent of Seller's Board of Directors, no consent or approval is required by virtue of Seller's execution hereof or the consummation by Seller of any of the transactions contemplated herein.

               2.18 Absence of Material Changes.  Except as set forth on
          Schedule 2.18 and as
          otherwise contemplated by this Agreement or with the prior approval of Purchaser and since December 31, 1994, neither Seller nor, with respect to items described in paragraphs (a), (b) and
          (e) below, any Subsidiary, has:

                    (a) Suffered any material adverse change in its financial condition, business or operations or any material damage, destruction or loss adversely affecting its business;

                    (b) Disposed of or encumbered or agreed to dispose of or to encumber, or pledged or granted a security interest in or agreed to pledge or grant an interest in, any portion of its business that is material to the operation of its business or any increase or agreement to increase any of its indebtedness, except in the ordinary course of business;

                    (c) Declared, set aside or paid any dividend or other distribution in respect of its capital stock or made any direct or indirect redemption, purchase or other acquisition of any such stock;

                    (d) Issued or sold or agreed to issue or sell any of its stock, bonds, notes or other corporate securities at a per-share purchase price less than the Purchase Price being paid by Purchaser hereunder (assuming conversion of any convertible securities that may have been issued into equivalent securities with the Shares);

                    (e) Granted any options, warrants or other rights calling for the issuance of stock or other corporate securities except pursuant to bona-fide employee or director stock options and restricted stock;

                    (f) Negotiated or entered into any merger or consolidation involving it or any agreement to merge or consolidate with any other entity or acquire or agree to acquire any stock, business, property or assets of any other person, firm, association, corporation or other business organization providing for a purchase price in excess of $1,000,000; or

                    (g) Except as specifically stated in the Agreement, made or entered into any agreement or commitment by Seller to do or to take any of the actions referred to in paragraphs (a) through (f) of this Section 2.18 or any Subsidiary to do or to take any of the actions referred to in paragraphs (a) and (b) of this Section 2.18.

               2.19 Taxes.

                    (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including, without limitation, federal, state, city, county, foreign or other income, franchise, capital stock, real property, personal property, tangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise and all other taxes of any kind for which Seller may have any liability imposed by the United States or any state, county, city, country or foreign government or subdivision or agency thereof, whether disputed or not.

                    (b) Except as otherwise disclosed in Schedule 2.19 hereof:

                              (i) All returns, including estimated returns and reports of every kind with respect to Taxes, which are due to have been filed in accordance with any applicable law, have been duly filed. All Taxes, deposits or other payments due for the periods covered by such returns and reports have been paid and satisfied in full, except for Taxes for which proper accruals have been made on the books of Seller as of the Closing Date.

                              (ii) There are not now any extensions of time
                    in effect with respects to the dates on which any returns or reports of Taxes were or are due to be filed. All deficiencies asserted as a result of any examination of any return or report of Taxes heretofore filed by Seller have been paid, accrued on the books of Seller, or finally settled and no issue has been raised in any such examination which, by application of the same or similar principles reasonably could be expected to result in a proposed deficiency for any other period not so examined. Seller has received no written notice of any claims or proposals for deficiencies for any Taxes, or of any audit or investigation of any return or report of Taxes and no such claims, proposals, audits or investigations are currently threatened. No returns or reports of Taxes are being examined by relevant tax authorities.

                              (iii) There are no outstanding waivers or agreements by Seller for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by Seller or any other matter pending between Seller and any taxing authority. All returns or reports of Taxes have either been examined by all relevant tax authorities or the taxable years therefor have been closed by operation of law. There are no liens for Taxes upon any property or assets of Seller except liens for current Taxes not yet due.

                    (c) Seller shall make available, upon reasonable request, to Purchaser copies of all returns of Taxes filed by or on behalf of Seller.


               2.20 Transactions with Related Parties. Except as disclosed on Schedule 2.20, Seller is not a party to any agreement with any of Seller's directors, officers or shareholders or any affiliate of any of the foregoing calling for payment by Seller of greater than $500,000 under which it (a) leases any real or personal property (either to or from such person), (b) has incurred any debt for borrowed money or under which it has lent money (other than routine travel advances), (c) licenses technology (either to or from such person), (d) is obligated to purchase any tangible or intangible asset from or sell such asset to such person, or
          (e) purchases products or services from such person. Except as set forth on Schedule 2.20, there exist no agreements among shareholders of Seller to act in concert with respect to their voting or holding of Seller's securities.

               2.21 Private Offering. Since December 31, 1994, neither Seller nor anyone acting on Seller's behalf has sold or has offered any of the Shares for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser of the Shares other than Purchaser or with the consent and knowledge of the Purchaser. Neither Seller nor any person acting on Seller's behalf shall offer the Shares for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Shares within the provisions of Section 5 of the Federal Act. Based upon the representations of the Purchaser set forth in Article III, the offer, issuance and sale of the Shares are and will be exempt from the registration and prospectus delivery requirements of the Federal Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

               2.22 Broker's or Finder's Fees. Seller has not authorized any, person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

               2.23 Disclosure. No representation or warranty of Seller contained in this Agreement or in the Materials and no statement contained in any Schedule or any certificate, document or instrument furnished or to be furnished by Seller or any Subsidiary pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

               2.24 Survival. The representations, warranties, covenants and agreements of Seller contained in this Agreement shall survive for a period of two (2) years following the Closing, except for claims raised with respect thereto within such two (2) year period, which shall survive without limitation.


                                     ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Purchaser hereby represents and warrants to Seller as follows:

               3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

               3.2 Power and Authority. Except as set forth in Section 5.1: Purchaser has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally; the execution and delivery of the Agreement by Purchaser, the

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






          performance by Purchaser of its covenants and agreements hereunder, and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Purchaser; and the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which Purchaser is subject, (ii) violate any order, judgment or decree applicable to Purchaser, or (iii) conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any charter or bylaw of Purchaser or any court order, agreement, document or other instrument to which Purchaser is a party or by which its properties may be bound.

               3.3 Consents. Except for the consent of the Securities and Exchange Commission (the "Commission") referenced in Section 5.1 and except as set forth on Schedule 3.3, no authorization, consent, approval, order of or filing with or notice to any governmental agency, instrumentality or authority is necessary for the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

               3.4 Broker's or Finder's Fees. Purchaser has not authorized any person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

               3.5 Purchase for Investment. Purchaser understands that the Shares to be purchased by it under this Agreement have not been registered under any state securities laws or under the Securities Act of 1933, as amended (the "Securities Act"), and that the Shares may not be offered for sale, sold or otherwise transferred unless such Shares subsequently are so registered or qualify for exemption from registration under applicable state securities laws and the Securities Act. Purchaser is acquiring the Shares under this Agreement in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. The Shares will not be offered for sale, sold or otherwise transferred by Purchaser without either registration or exemption from registration under applicable state securities laws and the Securities Act. Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of Purchaser's investment in the Shares. Purchaser understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such Shares for an indefinite period of time, inasmuch as such Shares have not been registered under the Securities Act).


                                      ARTICLE IV


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






                                 COVENANTS OF SELLER

               4.1 Obligation to Update Information. At all times subsequent to the execution hereof and from time to time prior to the date scheduled for the Closing, Seller shall, and shall have the obligation to, correct and supplement in writing any information furnished by it in this Agreement or on any Exhibit or Schedule to this Agreement that, to the knowledge of Seller, is incorrect or incomplete, and shall periodically and within a reasonable period of time furnish such corrected and supplemental information to Buyer, so that such information shall be correct and complete at the time such updated information is so provided. Upon and after receipt of such corrected and supplemental information, Buyer shall have the right, in its sole discretion, to determine not to proceed with the consummation of the transactions provided for in this Agreement; and if it elects not to so proceed, Buyer shall notify Seller of its election not to proceed, and thereupon this Agreement shall be deemed cancelled, and the parties shall thereafter have no obligations to one another other than as described in Section 8.4(b) herein.

               4.2 Access. From the date of this Agreement to the Closing Date, Seller shall (a) provide Purchaser with such information as Purchaser may from time to time request with respect to Seller and the transactions contemplated by this Agreement, (b) provide Purchaser and its officers, counsel and other authorized representatives access during regular business hours and upon notice to the books, records and offices of Seller, as Purchaser may from time to time request, and (c) permit Purchaser to make such inspections thereof as Purchaser may request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Seller.


                                      ARTICLE V

                               COVENANTS OF THE PARTIES

               Seller and Purchaser hereby covenant to and agree with one another as follows:

               5.1 Approval of the Commission. It is specifically understood and agreed by Purchaser and Seller that the Closing shall be in all respects subject to the receipt of prior consent from the Commission. Purchaser shall prepare and submit for filing with the Commission the requisite applications and other necessary instruments or documents requesting the consent of the Commission, including, without limitation, a statement on Form U-1 filed pursuant to the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated pursuant thereto. After such applications and documents have been submitted for filing with the Commission, Purchaser and, upon Purchaser's request and at Purchaser's expense, Seller, shall process such applications with all reasonable diligence and take all reasonable steps necessary to obtain the requisite consent of the Commission.

               5.2 Approvals of Third Parties. Seller and Purchaser will use all reasonable efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, and to obtain the satisfaction of the conditions specified in Articles VI and VII, as required in order to enable Seller and Purchaser to effect the transactions contemplated hereby in accordance with the terms and conditions hereof.

               5.3 Confidentiality. Each party shall, and shall use all reasonable efforts to cause its authorized representatives to, hold in strict confidence, and not disclose to any person without the prior written consent of the other party, or use in any manner except in connection with the transactions contemplated hereby any information obtained from the other party in connection with the transactions contemplated hereby. These confidentiality measures shall not apply to disclosures required to be made by court order or decree, applicable law, or required financial statement disclosure of Seller, or to information or materials ascertainable or obtained from public or published sources.

               5.4 Further Assurances. Subject to the terms and conditions herein provided, each of Seller and Purchaser agrees to attempt reasonably and in good faith to take, or cause to be taken, all actions reasonably within its control and to do, or cause to be done, all things reasonably within its control that are necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.


                                      ARTICLE VI

                          CONDITIONS TO SELLER'S OBLIGATIONS

               Each of the obligations of Seller to be performed hereunder shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following conditions:

               6.1 Representations and Warranties True at Closing Date. Purchaser's representations and warranties contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date; Purchaser shall have complied in all material respects with the covenants and agreements set forth herein to be performed by it on or before the Closing Date; and Purchaser shall have delivered to Seller a certificate dated the Closing Date and signed by a duly authorized officer of Purchaser to all such effects, to the best of such officer's knowledge, information and belief.

               6.2 Purchase Price. Purchaser shall have tendered payment of the Purchase Price by wire transfer of immediately available funds to an account designated by Seller.

               6.3 Litigation. No suit, investigation, action or other proceeding shall be threatened or pending against Seller or Seller before any court or governmental agency which, in the reasonable opinion of counsel for Seller, could result in the restraint or prohibition of Seller, or the obtaining of damages or other relief from Seller, in connection with this Agreement or the consummation of the transactions contemplated hereby.

               6.4 Required Approvals and Consents. All necessary approvals and consents (including, without limitation, the consent of the Commission) for the transactions provided for hereunder shall have been obtained.



                                     ARTICLE VII

                        CONDITIONS TO PURCHASER'S OBLIGATIONS

               The obligations of Purchaser to be performed hereunder shall be subject to the satisfaction (or waiver by Purchaser) on or before the Closing Date if each of the following conditions:

               7.1 Representations and Warranties True at Closing Date. The representations and warranties of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date; Seller shall have complied in all material respects with the covenants and agreements set forth herein to be performed by it on or before the Closing Date; and Seller shall have delivered to Purchaser a certificate dated the Closing Date signed by a duly authorized officer of Seller and by the Chief Executive Officer of Seller (with respect to representations applicable to Seller) to all such effects, to the best of their knowledge, information and belief.

               7.2 Litigation. No suit, investigation, action or other proceeding shall be overtly threatened or pending against Purchaser, Seller, or Seller before any court or governmental agency which, in the reasonable opinion of counsel for Purchaser, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

               7.3 Required Approvals and Consents. All necessary approvals and consents (including, without limitation, the consent of the Commission) for the transactions provided for hereunder shall have been obtained.

               7.4 Satisfactory Completion of Due Diligence. Purchaser and its representatives shall have completed their due diligence review of Seller, and the results of such review, including confirmation of the financial condition and business prospects of Seller, shall be satisfactory to Purchaser in its sole discretion.

               7.5 Admission to Partnership. At Purchaser's election, Purchaser shall be entitled to be admitted to that certain partnership named "ITC Associates" (the "Partnership") existing pursuant to that certain General Partnership Agreement dated as of December 13, 1993, as amended. In the event Purchaser so elects to be admitted, Purchaser shall be a partner in the Partnership having rights, privileges and obligations similar to that afforded to the other partners.


                                     ARTICLE VIII

                                       CLOSING

               8.1 Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Troutman Sanders LLP, 600 Peachtree Street, N.E., 5200 NationsBank Plaza, Atlanta, Georgia 30308-2216 at 9:00 a.m. upon the earlier to occur of (a) thirty (30) days following the receipt of all approvals necessary in order to consummate the transaction (including, without limitation, the consent of the Commission), or (b) May 31, 1996 (the "Closing Date").

               8.2 Deliveries by Seller. At Closing, Seller shall take the following actions:

                    (a) Seller shall deliver to Purchaser certificates evidencing the Shares, duly executed by the appropriate officers of the Seller and duly registered in Purchaser's name;

                    (b) Seller shall deliver to Purchaser the certificate described in Section 7.1; and

                    (c) Seller shall deliver to Purchaser a certificate of Seller's Secretary or Assistant Secretary as to: the resolutions adopted by the Board of Directors of Seller authorizing the transactions contemplated hereby; the Certificate of Incorporation of Seller, as amended and restated; and the Bylaws of Seller.

               8.3 Deliveries by Purchaser. At Closing, Purchaser shall take the following actions:

                    (a) Purchaser shall deliver by wire transfer of immediately available funds to an account designated by Seller the Purchase Price;

                    (b) Purchaser shall deliver to Seller the certificate described in Section 6.1;

                    (c) Purchaser shall deliver to Seller a certificate of Purchaser's Secretary or Assistant Secretary as to the resolutions adopted by the Board of Directors of Purchaser authorizing the transactions contemplated hereby; and

                    (d) Purchaser shall deliver to Seller resolutions of its Board of Directors, certified by a Secretary or Assistant Secretary of Purchaser, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

               8.4  Termination Prior to Closing.

                    (a) Method of Termination. This Agreement may be terminated at any time prior to Closing as follows:

                         (i)  By the mutual consent of Seller and
                    Purchaser;

                         (ii) By Purchaser should Purchaser elect not to
                    proceed pursuant to Section 4.1;

                         (iii)     By Seller after Closing Date is
                    scheduled to occur pursuant to Section 8.1, if any of the conditions set forth on Section 5.1, Section 8.3 or
                    Article VI hereof, to which the obligations of Seller are subject, have not been fulfilled or waived, unless such fulfillment has been made impossible by any act or failure to act by Seller;

                         (iv) By Purchaser after Closing Date is scheduled
                    to occur pursuant to Section 8.1, if any of the conditions set forth on Section 5.1, 8.2 or Article VII hereof, to which the obligations of Purchaser are subject, have not been fulfilled or waived, unless such fulfillment has been made impossible by any act or failure to act by Purchaser; or

                         (v)  By operation of law.

                    (b) Survival of Certain Obligations. Notwithstanding the termination of this Agreement under Section 8.4(a), the obligations under Sections 5.3, 8.4(c), 11.6 and 11.10 shall continue.

                    (c) Confidential Information. Purchaser acknowledges that the financial and other information received from Seller and Seller relating to Seller is confidential and that disclosure of such information to third parties can reasonably be expected to cause harm to Seller. Purchaser agrees that in the event of termination of this Agreement, it shall return to Seller all original documents previously delivered to Purchaser in connection with this Agreement and all copies thereof, with certification of such action by an officer of Purchaser, within thirty (30) days after such termination; provided, however, that nothing herein shall diminish Purchaser's obligations pursuant to any other confidentiality agreement between Purchaser and Seller with respect to the transactions contemplated hereby.


                                      ARTICLE IX

                           POST-CLOSING COVENANTS OF SELLER

               9.1 Covenants. As long as Purchaser shall remain a stockholder of Seller (or any successor thereto by merger, consolidation, operation of law or otherwise), Seller covenants and agrees that the Seller will:

                    (a) keep books of account and prepare financial statements and shall cause to be furnished to Purchaser or its designee such data and information (financial and otherwise) as Purchaser or its designee, from time to time, may reasonably request bearing upon or relating to the financial condition of the Seller and/or the results of the Seller's operations as of a fiscal quarter, including, without limitation, the following (all of the foregoing and following to be kept and prepared in accordance with GAAP applied on a consistent basis):

                         (i) As soon as available and in any event within 90 days after the end of each fiscal year of Seller, a consolidated balance sheet of Seller as at the end of such year and the related consolidated statements of income, stockholders' investment and cash flows of Seller and its subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Arthur Andersen & Co. or other independent public accountants of comparable recognized national standing, which report shall be unqualified as to scope of audit and shall state that (1) such financial statements have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountant concurs), (2) such financial statements present fairly, in all material respects, the consolidated financial position of Seller and its subsidiaries as of such fiscal year end and the results of their operations and their cash flows for such fiscal year in conformity with GAAP as at the end of such fiscal year, and (3) the audit was conducted in accordance with generally accepted auditing standards;

                         (ii) As soon as available and in any event within
                    45 days after the end of each fiscal quarter of Seller, a consolidated balance sheet of Seller as at the end of such quarter and the related consolidated statements of income, stockholders' investment and cash flows of Seller and its subsidiaries for such fiscal quarter and for the portion of Seller's fiscal year ended at the end of such quarter, setting forth for each quarter commencing after December 31, 1994 in comparative form the figures for the corresponding quarter and the corresponding portion of Seller's previous fiscal year, all in reasonable detail and all certified by the president or chief financial officer of Seller to be complete and to fairly present the consolidated financial position as at the end of such fiscal quarter, and the consolidated results of operations and cash flows for such fiscal quarter and such portion of Seller's fiscal year, of Seller and its subsidiaries in accordance with GAAP, consistently applied (subject to normally recurring, year-end audit adjustments):

                         (iii) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to Seller's shareholders, and copies of all registration statements, periodic reports and other documents, if any, filed with the Commission (or any successor thereto) or any national securities exchange;

                         (iv) with reasonable promptness, such other data
                    and information (financial and otherwise) relating to the affairs of Seller as Purchaser or its designee may from time to time reasonably request.

                    (b) permit any representative designated by the Purchaser upon reasonable notice and during normal business hours, to (A) visit and inspect any of the properties of Seller, (B) examine the corporate and financial records of Seller and make copies thereof or extracts therefrom, and
               (C) discuss the affairs, finances and accounts of Seller with the directors, officers, key employees and independent accountants of Seller; provided that such representative shall, if requested by Seller, enter into a customary Confidentiality Agreement and shall notify Seller of each recipient of information received by such representative;

                    (c) for a period of three (3) years following the Closing Date, use its best efforts to cause Paul DeNicola or his successor ("Purchaser's Nominee") to be nominated and elected to Seller's Board of Directors. During such three-year period, Purchaser's Nominee may resign from Seller's Board of Directors and, following such resignation and provided that such resignation was based upon the advice of counsel to Purchaser, rendered in good faith, to the effect that such resignation is necessary or advisable under then-existing or proposed rules or regulations of the Commission or the Federal Communications Commission (or any successor or successors to such agencies with jurisdiction over cellular and broadband licensees or utility holding companies, as applicable), shall nevertheless be afforded the same rights and privileges as other directors of Seller other than voting privileges. By way of illustration and not in limitation of the foregoing, following any such resignation Purchaser's Nominee shall be entitled to receive all notices of directors' meetings, to receive materials and information furnished generally to the directors of Seller and to attend meetings of directors; and

                    (d) from and after an initial public offering of Seller's capital stock make publicly available information concerning Seller sufficient to allow Purchaser (or a subsequent institutional holder) to dispose of all or a portion of the Shares pursuant to Rule 144 (or any successor provision) promulgated by the Commission under the Federal Act.


                                      ARTICLE X

                                   INDEMNIFICATION

               10.1 Indemnification by Seller. Seller agrees to indemnify and reimburse Purchaser, its successors and assigns for any and all liabilities, damages (including fines, penalties and civil or criminal judgments or settlements), costs (including court costs) and expenses (including reasonable attorneys' fees) incurred as a result of, or with respect to, any breach of, or noncompliance by Seller with, any representation, warranty, covenant or agreement made by Seller in this Agreement (hereinafter, "Loss" or "Losses"); provided, however, that Seller's obligation to indemnify shall arise only after the aggregate amount of Losses suffered or incurred exceeds $250,000 (in which event Seller shall have the obligation to indemnify the Protected Parties for all Losses suffered or incurred, and not merely the excess over $250,000); and further provided that in no event shall Seller have any liability for Losses in excess of the Purchase Price).

               10.2 Indemnification by Purchaser. Purchaser agrees to indemnify and reimburse Seller, its successors and assigns for any and all liabilities, damages (including fines, penalties and civil or criminal judgments or settlements), costs (including court costs) and expenses (including reasonable attorneys' fees) incurred as a result of, or with respect to, any breach of, or noncompliance by Purchaser with, any representation, warranty, covenant or agreement made by Purchaser in this Agreement (hereinafter, "Loss" or "Losses"); provided, however, that Purchaser's obligation to indemnify shall arise only after the aggregate amount of Losses suffered or incurred exceeds $250,000 (in which event Purchaser shall have the obligation to indemnify the Protected Parties for all Losses suffered or incurred, and not merely the excess over $250,000); and further provided that in no event shall Purchaser have any liability for Losses in excess of the Purchase Price).

               10.3 Notice of Claim. A party entitled to indemnification hereunder (a "Protected Party") shall promptly notify the party required to indemnify such Protected Party ("Indemnifying Party") in writing of any claim for recovery, specifying in reasonable detail the nature and date of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Protected Party shall provide to Seller as promptly as practicable thereafter information and documentation reasonably requested by Seller to support and verify the claim asserted. The Indemnifying Party shall promptly and fully reimburse the Protected Party to the fullest extent of the Loss following receipt of such claim, but in no event more than fifteen (15) days from the receipt thereof.

               10.4 Defense. If the facts pertaining to Loss arise out of the claim of any third party other than any Protected Party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnifying Party may assume the defense or the prosecution thereof by prompt written notice to the appropriate Protected Party, including the employment of counsel or accountants, at the Indemnifying Party's cost and expense. The Protected Party shall have the right to employ, at its expense, counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein. The Indemnifying Party shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld. Whether or not the Indemnifying Party choose to so defend or prosecute such claim, all the parties hereto shall cooperate in the conduct thereof, if reasonably practicable, and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party shall be subrogated to all rights and remedies of the Protected Party.

                                      ARTICLE XI

                                    MISCELLANEOUS

               11.1 Entire Agreement. This Agreement (including the schedules) constitutes the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

               11.2 Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Neither Seller nor Purchaser may assign its rights, duties or obligations hereunder or any part thereof to any other person or entity without the prior written consent of the other party hereto.

               11.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

               11.4 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

               11.5 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

               11.6 Expenses. Seller and Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

               11.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

               if to Seller to:         ITC Holding Company, Inc.
                                   910 First Avenue
                                   P.O. Box 510
                                   West Point, Georgia  31833
                                   Attention:     William H. Scott, III,
          President
                                   Telephone:     706/645-1011
                                   Facsimile:     706/645-8614
               if to Purchaser to:      The Southern Development and
          Investment Group, Inc.
                                   64 Perimeter Center East
                                   Atlanta, Georgia  30346
                                   Attention:     Thomas R. Kellogg, Vice
                                                  President and General
                                                  Manager
                                   Telephone:     404/668-4941
                                   Facsimile:     404/668-4617

               with a copy  to:         Troutman Sanders LLP
                                   600 Peachtree Street, N.E.
                                   5200 NationsBank Plaza
                                   Atlanta, GA  30308-2216
                                   Attention:     Robert W. Grout, Esquire
                                   Telephone:     404/885-3152
                                   Facsimile:     404/885-3947

          or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail.

               11.8 Lost, Stolen, Mutilated Certificates; Exchange. Upon receipt by Seller of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any of the Shares, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to Seller of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, Seller will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of shares evidenced by such certificate which remain outstanding. Upon surrender of any certificate representing the Shares for exchange at the offices of the Seller, Seller at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares, represented by the certificate so surrendered and registered as such holder may request. Seller will also pay the cost of all deliveries of certificates for Shares to the offices of the Purchaser (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this Section 11.8.

               11.9 Further Cooperation. From and after the Closing Date, the parties will each take all such action and deliver all such documents as shall be reasonably necessary or appropriate to confirm and vest title to the Shares in Purchaser and otherwise to enable Purchaser to enjoy the benefits contemplated by this Agreement.

               11.10 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia without giving effect to the principles of conflicts of law thereof.

               11.11 Public Announcements. Seller and Purchaser shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation, except as such person's counsel advises may be required by law.

               11.12 Knowledge. As used herein, the terms "knowledge of Seller" or "known to Seller," or language of similar intention, shall mean the actual knowledge of members of Seller's management and directors and such knowledge as such persons should possess in the performance of duties on behalf of Seller or upon reasonable investigation of the business affairs of Seller.

               11.13 No Third-Party Beneficiaries. With the exception of the parties to this Agreement, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

               11.14 Construction. Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations. Nothing disclosed in any Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

               11.15 References. Whenever reference is made in this Agreement to any Article, Section or Schedule, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule to this Agreement.

               IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the day and year first above written.

                                        "SELLER"

                                        ITC HOLDING COMPANY, INC.

                                        By:
                                            William H. Scott, III,
          President


                                        "PURCHASER"

                                        THE SOUTHERN DEVELOPMENT AND
                                        INVESTMENT GROUP, INC.

                                        By:
                                        Name:
                                        Title


                                        By:
                                        Name:
                                        Title